Exhibit 16.2


                            WEINBERG & COMPANY, P.A.
                          Certified Public Accountants


Securities and Exchange Commission
Washington, D.C.  20549


Gentlemen:


We were previously the independent registered accountants for Torbay Holdings, Inc. (the "Company") and on April 18, 2006, we reported on the financial statements of the Company as of and for the two years ended December 31, 2005. On May 1, 2006, we were dismissed as independent registered accountants of the Company. We have read the Company's statements included under Item 4.01 of its Form 8-K filed on May 5, 2006, and we agree with such statements, including what we were told by the Company as to the reason why we were dismissed, however, we are not in a position to agree or disagree with the accuracy of the reasons why, in fact, we were dismissed, nor with the statement that the Company's Board of Directors approved the dismissal of our firm and approved the retention of Holtz Rubinstein Reminick, LLP as the Company's independent registered accounting firm.


                                        /s/ Weinberg & Company, P. A.



Boca Raton, Florida
May 10, 2006